For Immediate Release

October 29, 2008

First Century Bankshares, Inc.

Reports 2008 Third Quarter Earnings

Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) announced net income of $1,035,000 for the three-month period ending September 30, 2008. This compared with $1,228,000 earned during the third quarter of 2007. On a per share basis, net income was $0.54 per diluted share for the three-months ended September 30, 2008, and $0.62 per diluted share for the three months ended September 30, 2007. Earnings reflect the continuing pressure on the net interest margin arising from the rapid reduction in interest rates by the Federal Reserve that resulted in lower interest income from our variable rate loans. This reduction has not been completely offset by lower interest expense as many certificates of deposit remain at previously higher rates, pending the opportunity to renew. Additionally, competition for deposits is very aggressive in the local marketplace which placed further pressure on the interest margin.

Net income for the third quarter of 2008 produced an annualized return on average equity (ROAE) of 10.07% and an annualized return on average assets (ROAA) of 0.94% compared with third quarter 2007 ratios of 12.27% and 1.14%, respectively. Dividends for the third quarter of 2008 were $0.27 per share, unchanged from the dividend paid for the third quarter of 2007.

Net interest income, for the three-month period ended September 30, 2008 was $3,931,000, a decrease of $249,000, or 6.0%, as compared to $4,180,000 for the third quarter of 2007. Net interest margins for the three months ended September 30, 2008 and 2007 were 3.55% and 3.87%, respectively.

Noninterest income was $1,281,000 for the three-month period ended September 30, 2008 and represented an increase of $36,000, or 2.9%, compared to $1,245,000 for the same period in 2007. This increase was primarily due to increases in service charges on deposit accounts and in income from fiduciary activities.

Noninterest expense of $3,423,000 for the quarter ended September 30, 2008 represented a 3.5% decrease of $124,000, from $3,547,000 for the same period in 2007. Reductions in personnel and other noninterest expenses more than offset increased costs of premises and equipment associated with the new branch facility in Beckley, West Virginia.

The provision for loan losses was $178,000 for the three-months ended September 30, 2008. This was an increase of $165,000 compared to the provision of $13,000 for the same period in 2007. Net charge-offs were $68,000 for the quarter ended September 30, 2008. An additional provision of $110,000 was made for the quarter due to concerns that the deteriorating national economy would begin to have a negative impact on the Company's local markets, which have remained relatively stable during this time of volatility.

Net income for the nine-month period ending September 30, 2008 was $2,761,000. This represents a 19.9% decrease from the $3,449,000 earned during the same period in 2007. On a per share basis, net income decreased to $1.44 per diluted share for the nine-month period ended September 30, 2008, from $1.75 per diluted share for the nine-month period ended September 30, 2007. This reflects the negative impact of the current interest rate environment on our net interest income, along with a $381,000 interest reversal from the placement of a $4,200,000 commercial loan in nonaccrual status during the first quarter. We are continuing to work with the borrower on the resolution of this credit, and still believe in the ultimate collectability of all interest, fees and principal related to this loan.

Net income for the first nine months of 2008 produced an ROAE of 8.97% and an ROAA of 0.85% compared with 11.65% and 1.08%, respectively, for the same period in the prior year. Dividends through the third quarter of 2008 increased 2.5% to $0.81 per share from $0.79 per share for the nine-month period ended September 30, 2007.

Net interest income, for the nine-month period ended September 30, 2008 was $11,215,000, a decrease of $1,071,000, or 8.7%, as compared to $12,286,000 for the first nine months of 2007. Net interest margins for the nine months ended September 30, 2008 and 2007 were 3.43% and 3.84%, respectively.

Noninterest income was $3,578,000 for the nine-month period ended September 30, 2008 and represented an increase of $101,000, or 2.9%, compared to $3,477,000 for the same period in 2007. This increase was primarily due to increases in service charges on deposit accounts and income from fiduciary activities.

Noninterest expense of $10,263,000 for the nine-months ended September 30, 2008 represented a decrease of $141,000 from $10,404,000 for the same period in 2007. Noninterest expense reductions and cost controls offset increased costs for premises related expenses from our Beckley, West Virginia expansion efforts.

The provision for loan losses was $275,000 for the nine-months ended September 30, 2008. This was an increase of $165,000 compared to the provision of $110,000 for the same period in 2007.

Total assets at September 30, 2008 were $421,637,000 as compared to $433,879,000 at December 31, 2007, or a decrease of $12,242,000, or 2.8%. Total deposits decreased by $4,643,000 to $358,112,000 at September 30, 2008 from $362,755,000 at December 31, 2007. Noninterest-bearing deposits increased by $7,575,000, or 16.9%. Interest-bearing deposits decreased $12,218,000, or 3.8%, during this same period.

The loan portfolio decreased 3.6% during this nine-month period to $286,404,000 at September 30, 2008, from $296,946,000 at December 31, 2007. This decrease was attributable to a reduction in the commercial loan participation portfolio which was not offset by increased loan production in our Princeton and Beckley, West Virginia markets. Loan demand in the remaining markets was relatively flat for the period. The investment portfolio decreased approximately $1,895,000, or 1.9%, during this same period.

Nonperforming assets, including nonaccrual loans, loans past-due over 90 days, restructured loans and other real estate owned, totaled $6,492,000 at September 30, 2008, compared to $2,255,000 at December 31, 2007. As a percentage of total assets, nonperforming assets increased from 0.52% at December 31, 2007 to 1.54% at September 30, 2008. This increase in nonperforming assets was primarily the result of the deterioration of one commercial credit which was ultimately placed in nonaccrual status during the first quarter. The allowance for loan losses increased from 0.83% of total loans at December 31, 2007, to 0.90% of total loans at September 30, 2008. As previously mentioned, an addition of $110,000 to the allowance reflected our concerns for the potential that the national economic deterioration would begin to impact our local markets.

First Century Bankshares, Inc. is a bank holding company that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 12 offices and 17 ATM locations throughout southern West Virginia and southwestern Virginia.

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors. Please refer to First Century's filings with the Securities and Exchange Commission for a summary of important factors that could affect First Century's forward-looking statements. First Century undertakes no obligation to revise these statements following the date of this press release.

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